UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
(X) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Schermer, Gregory P.
   c/o LEE ENTERPRISES, INCORPORATED
   400 Putnam Bldg.
   215 N. Main Street
   Davenport, IA  52801-1924
   USA
2. Issuer Name and Ticker or Trading Symbol
   Lee Enterprises, Incorporated
   LEE ENT
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   9/30/98
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President - Interactive Media
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock                 |12/24/|S   |57,615            |D  |28.6875    |194,682*           |D     |                           |
                             |97*   |    |                  |   |           |                   |      |                           |
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Common Stock                 |      |    |                  |   |           |55,010             |I     |By Trust                   |
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Common Stock                 |12/24/|S   |59,902            |D  |28.6875    |0*                 |I     |By Spouse                  |
                             |97*   |    |                  |   |           |                   |      |                           |
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Common Stock                 |      |    |                  |   |           |2,000              |I     |By Son in Trust            |
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Class B Common Stock         |      |    |                  |   |           |512,770            |D     |                           |
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Class B Common Stock         |      |    |                  |   |           |6,000              |I     |By Spouse                  |
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Class B Common Stock         |      |    |                  |   |           |6,000              |I     |By Son in Trust            |
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Class B Common Stock         |      |    |                  |   |           |4,000              |I     |By Daughter in Trust       |
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Class B Common Stock         |      |    |                  |   |           |55,010             |I     |By Trust                   |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Stock Options (Right to |$11     |     |    |           |   |**   |11/8/|Common Stock|1750   |       |1750        |D  |            |
Buy)                    |        |     |    |           |   |     |00   |            |       |       |            |   |            |
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Stock Options (Right to |$11     |     |    |           |   |**   |11/20|Common Stock|1200   |       |1200        |D  |            |
Buy)                    |        |     |    |           |   |     |/01  |            |       |       |            |   |            |
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Stock Options (Right to |$15.5625|     |    |           |   |**   |11/18|Common Stock|1252   |       |1252        |D  |            |
Buy)                    |        |     |    |           |   |     |/02  |            |       |       |            |   |            |
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Stock Options (Right to |$16     |     |    |           |   |**   |11/3/|Common Stock|450    |       |450         |D  |            |
Buy)                    |        |     |    |           |   |     |03   |            |       |       |            |   |            |
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Stock Options (Right to |$16.6250|     |    |           |   |**   |11/1/|Common Stock|870    |       |870         |D  |            |
Buy)                    |        |     |    |           |   |     |04   |            |       |       |            |   |            |
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Stock Options (Right to |$19.8125|     |    |           |   |**   |11/1/|Common Stock|1800   |       |1800        |D  |            |
Buy)                    |        |     |    |           |   |     |05   |            |       |       |            |   |            |
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Stock Options (Right to |$21.50  |     |    |           |   |**   |10/28|Common Stock|1200   |       |1200        |D  |            |
Buy)                    |        |     |    |           |   |     |/06  |            |       |       |            |   |            |
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Stock Options (Right to |$26 5/8 |     |    |           |   |**   |11/10|Common Stock|1400   |       |1400        |D  |            |
Buy)                    |        |     |    |           |   |     |/07  |            |       |       |            |   |            |
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
Explanation of Responses:
* Reporting Person's Form 4 filed for the period 12/24/97 reported that he sold 117,000 shares at $28.6875. This report inadvertently omitted that the total number of shares sold was 117,517, of which 57,615 shares sold should have been attributed to Reporting Person and 59,902 shares should have been attributed to his spouse. Reporting
Person's Form 3 filed for the period 11/18/97 inadvertently involved a double counting of certain shares of the issuer's common stock amounting to an overstatement of the Reporting Person's direct holdings of 186 shares.
Reporting Person's end of period holdings include 765 shares acquired through the Issuer's employee stock purchase plan since the issuer's fiscal year ended
9/30/97.
**These securities become exercisable as follows: 30% upon the first anniversary date of the grant; 60% upon the second anniversary date of the grant; and 100% upon the thrid anniversary of the grant.
SIGNATURE OF REPORTING PERSON
/s/ Gregory P. Schermer